For period ending April 30, 2007	Exhibit 77Q1

File number 811-8767


UBS MONEY SERIES


CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of
	UBS Money Series (the Fund), hereby certify that, at a duly convened meeting of the Board of Trustees of each Fund held on November 15, 2006, the Board of Trustees duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Boards mandatory retirement age be changed from 72 to 74; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Funds Bylaws or Amended and Restated Bylaws, as applicable (the Bylaws) concerning amendments to the Funds Bylaws, Article II, Section 3 of the Funds Bylaws be, and it hereby is, amended to read as follows:

Section 3. Retirement of Trustees. Each Trustee who has attained the age of seventy-four (74) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Fund.


	IN WITNESS WHEREOF, I have signed this certificate as of the 13th day of June, 2007.
UBS MONEY SERIES


By:		/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

UBS MONEY SERIES - ANNUAL